Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland Diversified Real Estate Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-182748) on Form S-3 of Inland Diversified Real Estate Trust, Inc. of our report dated March 13, 2014, with respect to the consolidated balance sheets of Inland Diversified Real Estate Trust, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and other comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule III, which report appears in the December 31, 2013 annual report on Form 10-K of Inland Diversified Real Estate Trust, Inc.

Our report dated March 13, 2014 contains an emphasis of a matter paragraph that states on February 9, 2014, the Company entered into an agreement and plan of merger, which is subject to a number of closing conditions.

/s/ KPMG LLP
Chicago, Illinois
March 13, 2014